Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2019 RESULTS

MIDLAND, Texas, May 1, 2019/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2019.

For the quarter ended March 31, 2019, the Company reported revenues of $51,164,000, an increase of approximately three percent  compared to $49,880,000 for the quarter ended March 31, 2018. For the first quarter of 2019, the Company reported a net loss of $137,000 or $0.01 loss per common share, compared to a net loss of $1,709,000 or $0.07 loss per common share for the first quarter of 2018. The Company reported EBITDA of $5,960,000 for the quarter ended March 31, 2019 compared to EBITDA of $6,989,000 for the quarter ended March 31, 2018.

During the first quarter of 2019, the Company operated a peak of five crews in the United States (“U.S.”) and a peak of four crews in Canada with varying utilization of the active crews during the quarter in both areas of operation, compared to a peak of nine crews in the U.S. and a peak of four crews in Canada in the first quarter of 2018. The winter season in Canada concluded at the end of the first quarter of 2019 with limited seismic activities anticipated until the next winter season. Based on currently available information, the Company anticipates operating two to four crews in the U.S. during the second quarter of 2019 and up to five crews in the third quarter. As in recent quarters, the majority of the Company’s projects are on behalf of multi-client companies in the U.S. In addition, the Company anticipates that it will conduct a total of two microseismic projects in the U.S. during the second and third quarters of 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “First quarter results were primarily a result of increased utilization of active recording channels in the U.S. and a better than anticipated late winter season in Canada. While the overall crew count in the U.S. was down from recent quarters, channel utilization peaked with a project in West Texas that included a peak of 48,000 channels. The project in West Texas, which was started and completed during the first quarter, combined with a 34,000 channel project in Eastern New Mexico completed in the second quarter, represents a peak of 82,000 channels and 42 vibrator energy source units over two crews that generated approximately 1.4 petabytes of field recorded data and approximately 157 terabytes of output high density, high resolution 3D seismic data. The large channel project in West Texas is the largest seismic project completed by the Company to date in the U.S. as measured by the number of single channel recording units and number of energy sources in operation. It also represents an approximate fifteen times increase in data density and volume, as well as the average number of data source points acquired per day, compared to our typical projects. While such data acquisition projects are currently not typical projects for the Company in the U.S., there continues to be a growing trend toward larger more complex projects; projects that require an increase in channel count, energy source units and data management capabilities.”

Jumper continued, “During the first quarter in Canada, we successfully completed a high density 3D multi-component project requiring 32,000 three channel multi-component seismic data recording units or 96,000 channels. This project was performed utilizing smaller mini vibrator energy source units and generated approximately 1.6 petabytes of field recorded data and 60.5 terabytes of output high density, high resolution seismic data. With these high channel count projects in the U.S. and Canada, data gathering and throughput were equally as impressive as the seismic equipment requirements. In the sixty-seven year history of Dawson Geophysical, no projects have demanded such unprecedented heights of seismic equipment, technical expertise, and enormous data handling requirements that may be signaling an evolution in seismic programs. To put this data volume metric into context, one petabyte is approximately equal to over 3.4 years of continuous full HD video recordings. We were recently awarded a project in the Midland Basin in the third or fourth quarter which could require up to 44,000 three channel multi-component seismic data recording units or 132,000 channels with approximately 12 vibrator energy source units.”

Despite a reduction in the overall crew count in the first quarter, the Company successfully drove channel count utilization to full capacity, while simultaneously streamlining operational efficiencies and instituting cost reductions over the previous year to generate improved financial results from recent quarters. However, market conditions remain difficult as the Company navigates the second quarter. The Canadian winter season has ended and management anticipates reduced utilization of both channels and crews in the U.S. during the second quarter.

In response to the decrease in overall crew count, the Company has reduced its work force approximately 23% since the end of 2018 and nearly 47% from the end of 2017. The reduction in headcount is in response to an anticipated lower crew count, higher channel count requirements and operational improvements.

Capital expenditures for the first three months of 2019 were $1,046,000, primarily for maintenance capital items. The Company’s balance sheet remains strong with $33,988,000 of cash and short term investments and $52,923,000 of working capital. The Company has notes payable and finance leases totaling $11,320,000 as of March 31, 2019.

Jumper concluded, “While the second quarter appears challenging, we are well positioned going forward as seismic data acquisition projects continue to increase in scale, and both multi-client companies and exploration and production operators are requesting more channels per project in order to develop a more vivid and robust subsurface image. We believe that Dawson Geophysical, with its industry leading equipment base, experienced personnel and overall knowledge, is uniquely positioned to capitalize on this growing trend.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2019 financial results on May 1, 2019 at 9 a.m. CT. Participants can access the call at 1-877-407-9208 (U.S.) and 1-201-493-6784 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through June 1, 2019 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 13690050. The webcast will be recorded and available for replay on Dawson’s website until June 1, 2019.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 6, 2019. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018

Operating revenues	$51,164	$49,880
Operating costs:
Operating expenses	40,856	38,759
General and administrative	4,544	4,083
Depreciation and amortization	6,081	8,678
	51,481	51,520

Loss from operations	(317)	(1,640)

Other income (expense):
Interest income	142	37
Interest expense	(158)	(88)
Other income (expense)	196	(49)
Loss before income tax	(137)	(1,740)

Income tax benefit	—	31

Net loss	(137)	(1,709)

Other comprehensive loss:
Net unrealized loss on foreign exchange rate translation, net	(209)	(329)

Comprehensive loss	$(346)	$(2,038)

Basic loss per share of common stock	$(0.01)	$(0.07)

Diluted loss per share of common stock	$(0.01)	$(0.07)

Weighted average equivalent common shares outstanding	23,057,546	22,879,805

Weighted average equivalent common shares outstanding - assuming dilution	23,057,546	22,879,805

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,405	$28,729
Short-term investments	10,583	10,583
Accounts receivable, net	35,661	25,338
Current maturities of notes receivable	64	64
Prepaid expenses and other current assets	9,134	12,311
Total current assets	78,847	77,025

Property and equipment, net	66,696	71,541
Right-of-use assets	7,531	—
Notes receivable, net of current maturities	1,434	1,447
Intangibles, net	374	379
Long-term deferred tax assets, net	290	293

Total assets	$155,172	$150,685

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,103	$5,427
Accrued liabilities:
Payroll costs and other taxes	2,054	1,034
Other	3,404	3,643
Deferred revenue	5,675	10,501
Current maturities of notes payable and finance leases	6,459	6,683
Current maturities of operating lease liabilities	1,229	—
Total current liabilities	25,924	27,288

Long-term liabilities:
Notes payable and finance leases, net of current maturities	4,861	6,097
Operating lease liabilities, net of current maturities	6,839	—
Deferred tax liabilities, net	146	134
Other accrued liabilities	150	150
Total long-term liabilities	11,996	6,381

Operating commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,219,484 and 23,018,441 shares issued, and 23,171,039 and 22,969,996 shares outstanding at March 31, 2019 and December 31, 2018, respectively	232	230
Additional paid-in capital	153,430	153,268
Retained deficit	(34,655)	(34,518)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,755)	(1,964)
Total stockholders’ equity	117,252	117,016

Total liabilities and stockholders’ equity	$155,172	$150,685

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended March 31,
	2019	2018

Net loss	$(137)	$(1,709)
Depreciation and amortization	6,081	8,678
Interest expense (income), net	16	51
Income tax benefit	0	(31)
EBITDA	$5,960	$6,989

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended March 31,
	2019	2018

Net cash (used in) provided by operating activities	$(1,567)	$754
Changes in working capital and other items	8,237	6,470
Noncash adjustments to net loss	(710)	(235)
EBITDA	$5,960	$6,989